Exhibit 99.1

ARES COMMERCIAL REAL ESTATE CORPORATION REPORTS
THIRD QUARTER 2025 RESULTS

Third quarter GAAP net income of $4.7 million or $0.08 per diluted common share and
Distributable Earnings(1) of $5.5 million or $0.10 per diluted common share

- Subsequent to the three months ended September 30, 2025 -

Closed $271 million of new loan commitments

Declared fourth quarter 2025 dividend of $0.15 per common share

NEW YORK—(BUSINESS WIRE)—Ares Commercial Real Estate Corporation (the “Company”) (NYSE:ACRE), a specialty finance company primarily engaged in directly originating and investing in commercial real estate assets, reported generally accepted accounting principles (“GAAP”) net income of $4.7 million or $0.08 per diluted common share and Distributable Earnings(1) of $5.5 million or $0.10 per diluted common share for the third quarter of 2025.

“In the third quarter, we delivered increased sequential earnings and stable CECL reserve and book values, while continuing to strengthen our financial flexibility by addressing risk rated 4 and 5 loans and reducing office loans,” said Bryan Donohoe, Chief Executive Officer of Ares Commercial Real Estate Corporation. “Our progress is driving ACRE’s ability to accelerate its investing activity, evidenced by more than $360 million of new loan commitments since the beginning of the third quarter. We believe this investment activity, alongside the resolution of non-earning assets, are important steps in repositioning the portfolio.”

“Year to date we have collected nearly $500 million of repayments further bolstering our liquidity position,” said Jeff Gonzales, Chief Financial Officer of Ares Commercial Real Estate Corporation. “As of September 30, 2025, we had approximately $173 million of available capital.(2) We anticipate additional repayments will generate greater liquidity and support increased investment activity.”
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(1) Distributable Earnings (Loss) is a non-GAAP financial measure. Refer to Schedule I for the definition and reconciliation of Distributable Earnings (Loss).
(2) As of September 30, 2025, includes $88 million of cash (inclusive of restricted amounts that are available to repay collateralized loan obligation securitization debt) and, under our secured funding agreements, $46 million of available financing proceeds based on existing collateral and $39 million of available financing proceeds based on proposed collateral that was accepted by the lender and drawn subsequent to September 30, 2025.

COMMON STOCK DIVIDEND

On August 5, 2025, the Board of Directors of the Company declared a regular cash dividend of $0.15 per common share for the third quarter of 2025. The third quarter 2025 dividend was paid on October 15, 2025 to common stockholders of record as of September 30, 2025.

On November 7, 2025, the Board of Directors of the Company declared a regular cash dividend of $0.15 per common share for the fourth quarter of 2025. The fourth quarter 2025 dividend will be payable on January 15, 2026 to common stockholders of record as of December 31, 2025.

ADDITIONAL INFORMATION

The Company issued a presentation of its third quarter 2025 results, which can be viewed at www.arescre.com on the Investor Resources section of our home page under Events and Presentations. The presentation is titled “Third Quarter 2025 Earnings Presentation.” The Company also filed its Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 with the U.S. Securities and Exchange Commission on November 7, 2025.

CONFERENCE CALL AND WEBCAST INFORMATION

On Friday, November 7, 2025, the Company invites all interested persons to attend its webcast/conference call at 10:00 a.m. (Eastern Time) to discuss its third quarter 2025 financial results.

All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Home page of the Investor Resources section of the Company’s website at www.arescre.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call by dialing +1 (800) 225-9448. International callers can access the conference call by dialing +1 (203) 518-9708. Please provide passcode ACREQ325. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected. For interested parties, an archived replay of the call will be available through December 7, 2025 at 5:00 p.m. (Eastern Time) to domestic callers by dialing +1 (800) 723-0479 and to international callers by dialing +1 (402) 220-2650. An archived replay will also be available through December 7, 2025 on a webcast link located on the Home page of the Investor Resources section of the Company’s website.

ABOUT ARES COMMERCIAL REAL ESTATE CORPORATION

Ares Commercial Real Estate Corporation (the “Company”) is a specialty finance company primarily engaged in directly originating and investing in commercial real estate loans and related investments. Through its national direct origination platform, the Company provides a broad offering of flexible and reliable financing solutions for commercial real estate owners and operators. The Company originates senior mortgage loans, as well as subordinate financings, mezzanine debt and preferred equity, with an emphasis on providing value added financing on a variety of properties located in liquid markets across the United States. Ares Commercial Real Estate Corporation elected and qualified to be taxed as a real estate investment trust and is externally managed by a subsidiary of Ares Management Corporation. For more information, please visit www.arescre.com. The contents of such website are not, and should not be deemed to be, incorporated by reference herein.

FORWARD-LOOKING STATEMENTS

Statements included herein or on the webcast / conference call may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements relate to future events or the Company’s future performance or financial condition and include, but are not limited to, statements about potential earnings, the resolution of underperforming loans, liquidity management, reduction or increase of CECL reserve, reduction or increase of available borrowings, the industry and the loan market. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including global economic trends and economic conditions, including high inflation, slower growth or recession, changes to fiscal and monetary policy, currency fluctuations, changes caused by tariffs and trade disputes with other countries, effects of a prolonged government shutdown, changes in interest rates, credit spreads and the market value of the Company’s investments, the Company's business and investment strategy, the Company's projected operating results, the return or impact of current and future investments, access to the financing and debt markets, the demand for commercial real estate loans, rates of prepayments on the Company’s mortgage loans and the effect on the Company’s business of such prepayments, availability of investment opportunities in mortgage-related and real estate-related investments and securities, the ability of Ares Commercial Real Estate Management LLC (“ACREM” or our “Manager”) to locate suitable investments for the Company, monitor, service and administer the Company’s investments and execute its investment strategy, and the risks described from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including, but not limited to, the risk factors described in Part I, Item 1A. Risk Factors in the Company’s Annual Report on Form 10-K, filed with the SEC on February 12, 2025. Any forward-looking statement, including any contained herein, speaks only as of the time of this press release and Ares Commercial Real Estate Corporation undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call. Projections and forward-looking statements are based on management’s good faith and reasonable assumptions, including the assumptions described herein.

INVESTOR RELATIONS CONTACTS

Ares Commercial Real Estate Corporation
Carl Drake or John Stilmar
(888) 818-5298
iracre@aresmgmt.com

ARES COMMERCIAL REAL ESTATE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	As of
	September 30, 2025	December 31, 2024
	(unaudited)
ASSETS
Cash and cash equivalents	$84,869	$63,799
Restricted cash ($2,961 and $2,495 related to consolidated VIEs, respectively)	39,007	2,495
Loans held for investment ($154,688 and $551,955 related to consolidated VIEs, respectively)	1,231,232	1,656,688
Current expected credit loss reserve	(115,345)	(136,224)
Loans held for investment, net of current expected credit loss reserve	1,115,887	1,520,464
Investment in available-for-sale debt securities, at fair value	—	8,684
Real estate owned held for investment, net ($55,591 and $58,844 related to consolidated VIEs, respectively)	133,852	139,032
Other assets ($214 and $1,991 of interest receivable related to consolidated VIEs, respectively)	18,252	16,732
Total assets	$1,391,867	$1,751,206
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Secured funding agreements	$593,046	$588,468
Secured term loan	99,088	128,062
Collateralized loan obligation securitization debt (consolidated VIEs)	117,759	455,839
Due to affiliate	3,962	3,790
Dividends payable	8,365	13,924
Other liabilities ($294 and $1,309 of interest payable related to consolidated VIEs, respectively)	48,664	20,991
Total liabilities	870,884	1,211,074
Commitments and contingencies
STOCKHOLDERS' EQUITY
Common stock, par value $0.01 per share, 450,000,000 shares authorized at September 30, 2025 and December 31, 2024 and 55,022,286 and 54,542,178 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	532	532
Additional paid-in capital	819,934	816,923
Accumulated other comprehensive income (loss)	—	37
Accumulated earnings (deficit)	(299,483)	(277,360)
Total stockholders' equity	520,983	540,132
Total liabilities and stockholders' equity	$1,391,867	$1,751,206

ARES COMMERCIAL REAL ESTATE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
Revenue:
Interest income	$23,261	$39,345	$73,858	$124,225
Interest expense	(14,790)	(27,401)	(49,081)	(83,703)
Net interest margin	8,471	11,944	24,777	40,522
Revenue from real estate owned	5,634	4,709	16,841	11,619
Total revenue	14,105	16,653	41,618	52,141
Expenses:
Management and incentive fees to affiliate	2,420	2,654	7,417	8,114
Professional fees	526	681	2,077	1,971
General and administrative expenses	1,733	1,939	5,448	5,978
General and administrative expenses reimbursed to affiliate	781	871	2,808	3,280
Expenses from real estate owned	4,540	3,164	13,662	7,426
Total expenses	10,000	9,309	31,412	26,769
(Provision for) reversal of current expected credit losses, net	2,190	(7,461)	27,680	17,182
Realized losses on loans	(1,643)	(5,766)	(34,643)	(67,879)
Change in unrealized losses on loans held for sale	—	—	—	995
Income (loss) before income taxes	4,652	(5,883)	3,243	(24,330)
Income tax expense (benefit), including excise tax	(1)	(3)	280	(1)
Net income (loss) attributable to common stockholders	$4,653	$(5,880)	$2,963	$(24,329)
Earnings (loss) per common share:
Basic earnings (loss) per common share	$0.08	$(0.11)	$0.05	$(0.45)
Diluted earnings (loss) per common share	$0.08	$(0.11)	$0.05	$(0.45)
Weighted average number of common shares outstanding:
Basic weighted average shares of common stock outstanding	54,904,862	54,464,147	54,863,820	54,429,014
Diluted weighted average shares of common stock outstanding	55,775,825	54,464,147	55,746,940	54,429,014
Dividends declared per share of common stock(1)	$0.15	$0.25	$0.45	$0.75
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(1) There is no assurance dividends will continue at these levels or at all.

SCHEDULE I
Reconciliation of Net Income (Loss) to Non-GAAP Distributable Earnings (Loss)

Distributable Earnings (Loss) is a non-GAAP financial measure that helps the Company evaluate its financial performance excluding the effects of certain transactions and GAAP adjustments that it believes are not necessarily indicative of its current loan origination portfolio and operations. To maintain the Company’s REIT status, the Company is generally required to annually distribute to its stockholders substantially all of its taxable income. The Company believes the disclosure of Distributable Earnings (Loss) provides useful information to investors regarding the Company’s ability to pay dividends, which is one of the principal reasons the Company believes investors invest in the Company. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Distributable Earnings (Loss) is defined as net income (loss) attributable to common stockholders computed in accordance with GAAP, excluding non-cash equity compensation expense, the incentive fees the Company pays to its Manager, depreciation and amortization (to the extent that any of the Company’s target investments are structured as debt and the Company forecloses on any properties underlying such debt), any unrealized gains, losses or other non-cash items recorded in net income (loss) for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income (loss), one-time events pursuant to changes in GAAP and certain non-cash charges after discussions between the Company’s Manager and the Company’s independent directors and after approval by a majority of the Company’s independent directors. Loan balances that are deemed to be uncollectible are written-off as a realized loss and are included in Distributable Earnings (Loss). Distributable Earnings (Loss) is aligned with the calculation of “Core Earnings,” which is defined in the Management Agreement and is used to calculate the incentive fees the Company pays to its Manager.

Reconciliation of net income (loss) attributable to common stockholders, the most directly comparable GAAP financial measure, to Distributable Earnings (Loss) is set forth in the table below for the three months and twelve months ended September 30, 2025 ($ in thousands):

	For the Three Months Ended September 30, 2025	For the Twelve Months Ended September 30, 2025
Net income (loss) attributable to common stockholders	$4,653	$(7,701)
Stock-based compensation	1,024	4,133
Incentive fees to affiliate	—	—
Depreciation and amortization of real estate owned	2,009	8,747
Provision for (reversal of) current expected credit losses, net	(2,190)	(28,650)
Distributable Earnings (Loss)	$5,496	$(23,471)

Net income (loss) attributable to common stockholders	$0.08	$(0.14)
Stock-based compensation	0.02	0.08
Incentive fees to affiliate	—	—
Depreciation and amortization of real estate owned	0.04	0.16
Provision for (reversal of) current expected credit losses, net	(0.04)	(0.52)
Basic Distributable Earnings (Loss) per common share	$0.10	$(0.43)

Net income (loss) attributable to common stockholders	$0.08	$(0.14)
Stock-based compensation	0.02	0.07
Incentive fees to affiliate	—	—
Depreciation and amortization of real estate owned	0.04	0.16
Provision for (reversal of) current expected credit losses, net	(0.04)	(0.51)
Diluted Distributable Earnings (Loss) per common share	$0.10	$(0.42)
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Note: Numbers presented may not foot due to rounding.